UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/17/2006

INTERNATIONAL FUEL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25367

NV	880357508
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7777 Bonhomme, Suite 1920, St. Louis, MO 63105
(Address of principal executive offices, including zip code)

314-727-3333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On April 17, 2006, First Asia Fuel Corporation ("First Asia") issued a press release denying that it had placed a $1 million purchase order with International Fuel Technology, Inc. (the "Company"), contrary to information set forth in a press release issued by the Company on March 6, 2006. The Company believes First Asia's press release is inaccurate and fails to state the facts. In particular:

    - The $1 million purchase order referenced in the First Asia press release (the "Purchase Order") was issued by First Asia pursuant to an agreement with the Company calling for product orders from First Asia for an aggregate of $5 million (the "Agreement").

    - First Asia has indicated its desire to maintain the Agreement as referenced in a letter to the Company dated November 21, 2005, reiterating First Asia's desire to fulfill its contractual obligations.

    - Within the past few weeks, First Asia has attempted to renegotiate the terms of the Agreement; but the Company has not agreed to any of the revised terms offered by First Asia.

    - The Purchase Order was issued to the Company in March 2006 pursuant to the Agreement and was authorized and initialed by Anthony Stout, First Asia's Chief Executive Officer.

    - Mr. Stout was authorized to approve the Purchase Order as he has in the past.

    - The Company continues to expect First Asia to honor the terms of the Purchase Order and the Agreement.

In the event First Asia fails to perform its obligations under the contract, the Company is confident it could quickly engage another distributor without any material adverse impact on the Company's business operations, financial performance or future prospects.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FUEL TECHNOLOGY, INC.

Date: April 17, 2006	By:	/s/ Gary S. Hirstein
Gary S. Hirstein
Executive Vice President, Chief Financial Officer and Secretary